EXHIBIT 99.1

Affirmative Insurance Holdings, Inc. Announces Quarterly Cash Dividend of Two Cents Per Share

ADDISON, Texas, Aug. 28, 2007 (PRIME NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a distributor and producer of non-standard personal automobile insurance, today announced that its board of directors has declared a quarterly cash dividend on its outstanding shares of common stock of two cents per share, payable on September 28, 2007, to shareholders of record at the close of business on September 14, 2007.

About Affirmative Insurance Holdings

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies for individual consumers in targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, Louisiana and Florida.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3443

CONTACT:  Affirmative Insurance Holdings, Inc.
          Mark Pape, Chief Financial Officer
          (972) 728-6481